Exhibit No. 99.1
For Immediate Release	Contact: Jay Zager
August 25, 2005	(860) 644-1551

GERBER SCIENTIFIC, INC. ANNOUNCES FISCAL 2006 FIRST QUARTER RESULTS

SOUTH WINDSOR, CT -- Gerber Scientific, Inc. (NYSE: GRB) today reported a fiscal 2006 first quarter loss of $1.1 million, or $0.05 per share, on revenue of $128.8 million compared with earnings of $0.7 million, or $0.03 per share, on revenue of $127.7 million for the three months ended July 31, 2005. The fiscal 2006 first quarter loss included a non-cash income tax charge of $2.3 million, or $0.10 per share, attributable to the reversal of a deferred tax asset associated with a tax legislation change in the United Kingdom. Foreign currency translation had the effect of increasing revenue by approximately $2.1 million in the fiscal 2006 first quarter compared to the fiscal 2005 first quarter.

Marc T. Giles, president and chief executive officer, said, "While fiscal 2006 first quarter revenue was essentially flat on a year-over-year basis, Gerber had a good start to its fiscal year. We generated an operating profit of $3.4 million, which was 9.3 percent higher than the fiscal 2005 first quarter. We also generated $1.2 million of cash flow from operations, net of capital spending, in the fiscal 2006 first quarter, which was our eighth consecutive quarter of positive cash flow generation. As a result of this performance, we reduced our debt $2.6 million during the quarter to a balance of $43.2 million at July 31, 2005. This solid financial performance positions us well to refinance our debt on more favorable terms in the near future."

For additional information, including segment and order entry information, please see our quarterly report on Form 10-Q for the quarter ended July 31, 2005, which will be filed today with the Securities and Exchange Commission.

About Gerber Scientific, Inc.
Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible materials, and ophthalmic lens processing. Headquartered in South Windsor, Connecticut, the Company operates through four businesses: Gerber Scientific Products, Spandex Ltd., Gerber Technology, and Gerber Coburn.

Forward-looking Statements:
Statements contained in this news release regarding the Company's expected financial condition, revenue, cash flow, operating results, restructuring and other charges, cost savings, operational efficiencies, debt reduction, other potential benefits of its turnaround initiatives, business strategy and other planned events and expectations are forward-looking statements that involve risks and uncertainties. Actual future results or events may differ materially from these forward-looking statements. Readers are referred to the documents filed by the Company with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the fiscal year ended April 30, 2005, for a discussion of important risks that could cause actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to, delays in new product development and commercialization, intense competition in markets for each of the Company's operating segments that could affect the Company's pricing decisions and the timing of product introductions, any failure by the Company to implement its restructuring plan successfully, rapid technological advances that could cause the Company's inventory to exceed its needs or become obsolete, the Company's reliance on manufacturers or suppliers to supply inventory to the Company's specifications in a timely and cost effective manner, non-recurring orders from significant customers, delays caused by facility relocations, the elimination of apparel trade quotas, fluctuations in currency exchange rates and international economic conditions that could cause the Company's financial results to be volatile, product liability claims, regulatory changes that could increase costs, the Company's indebtedness, compliance with financial covenants associated with the Company's primary credit agreements, any failure to enhance and diversify the Sign Making and Specialty Graphics segment product lines, a potential loss of market focus as the Company seeks to improve operating efficiencies, and the Company's increased focus on larger wholesale optical laboratories. The Company expressly disclaims any obligation to update any of these forward-looking statements.

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended July 31,
In thousands, except per share data	2005	2004(1)

Revenue:
Product sales	$ 113,417	$ 112,923
Service sales	15,347	14,763
	128,764	127,686
Costs and Expenses:
Cost of products sold	79,865	78,749
Cost of services sold	9,643	9,716
Selling, general and administrative	29,575	28,098
Research and development	6,312	6,113
Restructuring charges	(36)	1,894
	125,359	124,570
Operating income	3,405	3,116

Other expense, net	(175)	(198)
Interest expense	(1,431)	(2,077)

Earnings before income taxes	1,799	841
Provision for income taxes	2,882	144
Net (loss) earnings	$ (1,083)	$ 697
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(Loss) earnings per share of common stock:
Basic	$ (.05)	$ .03
Diluted	$ (.05)	$ .03

Average shares outstanding:
Basic	22,311	22,235
Diluted	22,311	22,433

(1) Certain reclassifications have been made to prior year amounts to conform to the fiscal 2006 presentation.

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES CONSOLIDATED SUMMARY BALANCE SHEETS (Unaudited)
In thousands	July 31, 2005	April 30, 2005
Assets:
Current Assets:
Cash and cash equivalents	$ 3,383	$ 6,148
Accounts receivable, net	85,452	89,800
Inventories	54,247	52,363
Prepaid expenses and other current assets	14,225	13,851
	157,307	162,162
Property, Plant and Equipment, Net	39,150	39,923
Intangible Assets, Net	57,709	59,399
Deferred Income Taxes	27,419	29,788
Other Assets	5,969	6,014
	$ 287,554	$ 297,286
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Liabilities and Shareholders' Equity:
Current Liabilities:
Current maturities of long-term debt	$ 27,144	$ 29,482
Accounts payable	49,027	47,023
Accrued and other liabilities	54,868	57,052
	131,039	133,557
Noncurrent Liabilities:
Long-term debt	16,009	16,260
Other long-term liabilities	32,018	31,663
	48,027	47,923
Shareholders' Equity	108,488	115,806
	$ 287,554	$ 297,286
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